Exhibit 10.1
2007 Performance Bonus Plan for Executive Officers
     All of the executive officers of Western Refining, Inc. (the “Company”) are eligible for a discretionary annual performance bonus, as determined by the Section 162(m) Compensation Subcommittee (the “Subcommittee”) of the Compensation Committee, subject to the Company achieving target metrics in 2007 in a combination of three areas: (1) the Company’s safety record, (2) the Company’s environmental record and (3) the Company’s financial performance (measured in terms of adjusted EBITDA). Adjusted EBITDA represents earnings before interest expense, income tax expense, amortization of loan fees, write-off of unamortized loan fees, depreciation, amortization and maintenance turnaround expense.
     The amount of the bonus payment under the 2007 performance bonus plan will be determined by the Subcommittee after December 31, 2007. Bonus amounts can range from zero up to an amount not to exceed 200% of each executive’s base salary. Payments of bonus amounts may be made in cash, stock or a combination of both, in the discretion of the Subcommittee. The determination of the amount of an individual’s bonus and the method of payment of the bonus will be made by the Subcommittee in its discretion.
     In addition to the bonus amounts specified above, the 2007 performance bonus plan also provides for the issuance of restricted stock grants, in the discretion of the Subcommittee, to the Company’s executive officers if the target metrics specified above exceed a certain specified threshold. The amount of these restricted stock grants can range from zero up to an amount not to exceed 100% of each executive’s 2007 base salary. The vesting period for any restricted stock grants pursuant to the 2007 performance bonus plan will be determined by the Subcommittee.